STRICTLY CONFIDENTIAL

Exhibit 99.4

Execution Version

EQUITY COMMITMENT LETTER

Digital Colony Partners II, LP

750 Park of Commerce Drive, Suite 210

Boca Raton, FL 33487

August 21, 2021

LM DV Infrastructure, LLC

LM Infra Acquisition Company, LLC

Digital LD MergerCo LLC

Digital LD MergerCo II LLC

c/o Digital Colony Acquisitions, LLC

750 Park of Commerce Drive, Suite 210

Boca Raton, FL 33487

Ladies and Gentlemen:

In connection with the transactions contemplated by that certain Transaction Agreement to be executed by and among LM DV Infrastructure, LLC, a Delaware limited liability company (“LM DV Infra”), LM Infra Acquisition Company, LLC, a Delaware limited liability company (“LM Infra”), Digital LD MergerCo LLC, a Delaware limited liability company and wholly owned subsidiary of LM Infra (“Merger Sub”), Digital LD MergerCo II LLC, a Delaware limited liability company and wholly owned subsidiary of Merger Sub (“Merger Sub II”, and, together with LM DV Infra, LM Infra and Merger Sub, the “Buyer Parties”), Landmark Infrastructure REIT LLC, a Delaware limited liability company (“REIT LLC”), Landmark Infrastructure Inc., a Delaware corporation (“REIT Subsidiary”), Landmark Infrastructure Partners LP, a Delaware limited partnership (the “Partnership”), Landmark Infrastructure Partners GP LLC, a Delaware limited liability company (the “Partnership GP” and, together with REIT LLC, REIT Subsidiary and each LMRK Company (each as defined therein) and the Partnership, the “Partnership Parties”) and Landmark Dividend LLC, a Delaware limited liability company (“Landmark Dividend”) (solely for purposes set forth in the Agreement) (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “Agreement”), Digital Colony Partners II, LP, with its principal address at 750 Park of Commerce Drive, Suite 210, Boca Raton, FL 33487 (with its successors and permitted assigns, the “Equity Investor”) hereby commits and agrees, subject to the terms and conditions set forth herein, that, simultaneous with the Closing, it shall, directly or indirectly, contribute proceeds to LM DV Infra for an aggregate amount of US $510,000,000 (such amount, its “Equity Commitment”). The proceeds of the Equity Commitment shall be used by the Buyer Parties solely for the purposes of financing the transactions contemplated by the Agreement, including the payment of a portion of the Transactions Consideration (the “Payment Obligation”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Agreement.

1. Commitment. Subject to the terms and conditions hereof, the Equity Investor hereby irrevocably commits and agrees to draw down from its third party investors and/or available financing facilities and, directly or indirectly, contribute to LM DV Infra, before or simultaneously with the Closing, an aggregate cash amount equal to the Equity Commitment. The proceeds from the Equity Investor’s investment up to the Equity Commitment shall be used by the Buyer Parties solely to fund the Payment Obligation. The Equity Investor shall not be obligated to fund the commitment evidenced hereby except in connection with the Closing. The Equity Investor shall not, under any circumstances, be obligated to contribute, directly or indirectly, more than the Equity Commitment to the Buyer Parties and the Equity Investor shall not be liable for any other Person’s failure to fund any commitment or payment required to be made pursuant to the Agreement. If the amount required to be paid by the Buyer Parties to consummate the transactions contemplated by the Agreement is reduced (including by reason of any debt or equity financing, reinvestment, rollover, or exchange of equity securities of an LMRK Company or the Partnership held by its management or shareholders or others), then the Equity Commitment shall be correspondingly reduced but only to the extent that the Equity Commitment, as reduced, when aggregated with the proceeds actually received by the Buyer Parties of (i) any such debt or equity financing, reinvestment, rollover, or exchange of equity securities of an LMRK Company or the Partnership held by its management or shareholders or others and (ii) any other equity or debt financing of any other Person, will be sufficient to fund the Payment Obligation at the Closing. All payments hereunder shall be made in U.S. dollars in immediately available funds.

2. Conditions Precedent. The Equity Investor’s obligation to fund the Equity Commitment shall be conditioned upon:

a. the execution and delivery of the Agreement by each party thereto;

b. the satisfaction or waiver of all conditions precedent to the Buyer Parties’ obligations to effect the Equity Sales set forth in Article 7 of the Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing);

c. the substantially simultaneous receipt by the Buyer Parties of the proceeds of the Debt Financing (or confirmation that the Debt Financing will be promptly funded if the Equity Commitment is funded); and

d. the substantially simultaneous consummation of the Closing.

3. Limited Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement to the contrary, each of the parties hereto acknowledges, covenants, and agrees, on behalf of itself, its controlled Affiliates, and any person claiming on behalf of any of them, that no person other than the Equity Investor and the Buyer Parties and its and their successors and assigns (including, without limitation, (i) any past, present or future director, officer, employee, member, general or limited partner, manager, direct or indirect equityholder, Affiliate or agent of the Equity Investor or the Buyer Parties (the persons in subclause (i), collectively, “Affiliated Persons”), and (ii) any Affiliated Persons of such Affiliated Persons (the persons in subclauses (i) and (ii), together with their respective heirs, executors, administrators, or other than with respect to the Equity Investor and the Buyer Parties, their successors or assigns, collectively “Non-Parties” and each, individually, a “Non-Party”)) shall have any liability or obligation whatsoever in respect of, based upon, or arising out of any Claims (as defined below) or otherwise in connection with the Agreement. For the purposes of this letter agreement, “Claim” means any and all claims, obligations, liabilities, causes of action, actions, or proceedings (in each case, whether in contract or in tort, at law or in equity, or pursuant to statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (a) this letter agreement, the Agreement or any of the transactions contemplated hereby or thereby, or (b) the negotiation, execution, performance, or breach (whether willful, intentional, unintentional, or otherwise) of this letter agreement or the Agreement, including, without limitation, any representation or warranty made or alleged to be made in, in connection with, or an as inducement to, this letter agreement or in the Agreement, in each case other than a claim under the Agreement, Transaction Documents, or other ancillary agreements against the Buyer Parties.

4. Term. The obligation of the Equity Investor to fund the Equity Commitment set forth herein shall become effective on the date and time at which the Agreement has been duly executed and delivered by the parties thereto.

5. Termination. All obligations of the Equity Investor relating to, arising out of or in connection with this letter agreement shall terminate automatically and immediately upon the earliest to occur of: (a) the payment of all amounts owed by the Equity Investor to LM DV Infra at the Closing; (b) the valid termination of the Agreement pursuant to its terms; and (c) any Partnership Party, any of their respective controlled Affiliates, directors, officers, agents or representatives, in any such case acting by, at the request of or with the approval of the Conflicts Committee, directly or indirectly, asserting a Claim against any Non-Party or the Equity Investor, other than any legal proceeding against the Equity Investor to specifically enforce the provisions of this letter agreement solely as set forth in the first sentence of Section 8.

6. No Assignment. This letter agreement and the Equity Commitment, rights, benefits, or obligations evidenced by this letter agreement shall not be assignable by any Buyer Party without the prior written consent of the Equity Investor and the Partnership. Nothing in this letter agreement shall limit the right and ability of the Equity Investor to assign all or any portion of its rights or obligations hereunder to any other person prior to the Closing; provided, that such assignment by the Equity Investor shall not relieve the Equity Investor of its obligations under this letter agreement except to the extent of any amounts actually contributed, directly or indirectly, to the Buyer Parties by payment in cash by such assignees on or before the Closing, as contemplated in Section 1, and the Equity Investor shall remain liable in full for any unsatisfied portion of its obligations under this letter agreement; provided, further, that no such action or assignment shall be taken if reasonably likely to materially delay or impede the consummation of the transactions contemplated by the Agreement. Subject to the foregoing in this Section 6, this letter agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section 6 shall be null and void ab initio.

7. Amendment. This letter agreement, including this Section 7, may not be amended or otherwise modified except pursuant to a written document duly executed by the Equity Investor and the Buyer Parties and with the prior written consent of the Partnership; provided that nothing herein shall restrict or otherwise affect the Buyer Parties’ ability to assign this letter agreement and the Equity Commitment, rights, benefits, or obligations evidenced by this letter agreement pursuant to Section 6.

8. Third Party Beneficiary. No person other than the Buyer Parties and the Partnership (subject to the proviso to this sentence) shall be entitled to rely upon or enforce this letter agreement, and this letter agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing herein or in any other agreement (including, without limitation, the Agreement), express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies whatsoever under or by reason of this letter agreement; provided, however, that the Partnership shall be an express and intended third party beneficiary solely for the purposes of seeking specific performance of the Buyer Parties’ right to cause the Equity Investor to fund the Equity Commitment hereunder. In furtherance of the foregoing, no creditor of the Buyer Parties or any of its or their respective Affiliates, or any person claiming by, through or on behalf of any of them or any other person, shall have any right to enforce this letter agreement or to cause the Buyer Parties or any other person to seek to enforce this letter agreement, in each case, other than the Partnership in the limited circumstances described in the first sentence of this Section 8. For the avoidance of doubt, the Equity Investor will only fund the Equity Commitment to LM DV Infra, and under no circumstances will the Partnership or any other Person be entitled to seek that the Equity Investor fund, or cause the funding of, any portion of the Equity Commitment directly to the Partnership or any other Person.

9. Representations and Warranties. The Equity Investor hereby represents and warrants to the Buyer Parties that:

a. it is an entity duly organized validly existing and in good standing under the applicable Law of its jurisdiction of organization and it has all requisite power and authority to execute, deliver and perform this letter agreement;

b. the execution, delivery and performance of this letter agreement by the Equity Investor, and the consummation by the Equity Investor of the transactions contemplated hereby, have been duly and validly authorized and approved by all necessary action by it and no other proceedings are necessary to authorize such execution, delivery and performance of this letter agreement and the consummation of the transactions contemplated hereby;

c. this letter agreement has been duly and validly executed and delivered by the Equity Investor and, upon execution by the other parties hereto, this letter agreement shall be in full force and effect and shall constitute a valid and binding agreement of the Equity Investor, enforceable against the Equity Investor in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and general principles of equity governing the availability of equitable remedies;

d. the Equity Investor currently has, and shall have at all times during the effectiveness of this letter agreement, sufficient financial resources (giving effect to any contractual commitments to the Equity Investor from third parties) to pay, directly or indirectly, to the Buyer Parties the Equity Commitment, and all funds necessary for the Equity Investor to fulfill its obligations under this letter agreement shall be available to the Equity Investor, for so long as this letter agreement shall remain in effect in accordance with Section 5;

e. all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this letter agreement by the Equity Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this letter agreement; and

f. the execution, delivery and performance by the Equity Investor of this letter agreement do not and will not (i) violate its organizational and governing documents, (ii) violate any applicable Law or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract to which it is a party.

10. Governing Law. This letter agreement and any claim, controversy or dispute arising under or related in any way to this letter agreement, the relationship of the parties, the transactions contemplated by the Agreement, the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the domestic law of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the applicable Law of any jurisdiction other than the State of Delaware. The parties agree that (a) the requirements of 6. Del. c. § 2708 are satisfied and that the statute mandates the application of Delaware law to this letter agreement, the relationship of the parties, the proposed transaction and the interpretation and enforcement of the rights and duties of the parties, (b) no other jurisdiction has a materially greater interest in the foregoing, and (c) the application of Delaware law would not be contrary to the fundamental policy of any other jurisdiction that, absent the parties’ choice of Delaware law, would have an interest in the foregoing.

11. Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if the Court of Chancery does not have jurisdiction, any federal court located in the State of Delaware, or, if a federal court does not have jurisdiction, any state court of the State of Delaware having jurisdiction, in any action or proceeding arising out of or relating to this letter agreement or any transaction contemplated hereby and agrees that all claims in respect of the suit, action or other proceeding may be heard and determined in any such court. Each party agrees not to bring any such suit, action or other proceeding arising out of or relating to this letter agreement in any other court. Each party waives any defense of improper venue or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address set forth herein. Nothing in this Section 11, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS LETTER AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF THE PARTIES (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT SUCH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

13. Severability. Any term or provision of this letter agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, that the parties hereto intend that the Section 1, 2 and 3 and this sentence be construed as an integral provision of this letter agreement and that such remedies and limitations shall not be severable in any manner that increases the Equity Investor or the Buyer Parties’ liability or obligations hereunder. No party hereto shall assert, and each party hereto shall cause its respective Affiliates not to assert, that this letter agreement or any part hereof is invalid, illegal or unenforceable.

14. Miscellaneous. This letter agreement may be executed in any number of counterparts (including by electronic mail portable document format (.pdf) (or similar electronic means)), and each such counterpart when delivered shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement. For the avoidance of doubt, a party’s execution and delivery of this letter agreement by electronic signature and electronic transmission, including via DocuSign or other similar method, shall constitute the execution and delivery of a counterpart of this letter agreement by or on behalf of such party and shall bind such party to the terms of this letter agreement. The provisions of this letter agreement contain the entire agreement of the parties hereto with respect to the subject matter hereof and supersede any prior oral or written agreements, undertakings, understandings, discussions, negotiations or proposals relating to the subject matter hereof. The headings contained in this letter agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof. All parties acknowledge that each party and its counsel have participated in the drafting and negotiation of this letter agreement and that any rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this letter agreement. For the avoidance of doubt, this letter agreement shall in no way be deemed a guarantee of the Agreement.

15. Confidentiality. This letter agreement shall be treated as strictly confidential and is being provided to the Buyer Parties solely in connection with the Agreement and the transactions contemplated thereby. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Equity Investor and the Buyer Parties. Notwithstanding the foregoing, this letter agreement may be: (i) provided to (a) the Partnership, the Partnership GP, and the Conflicts Committee and (b) the advisors of the Conflicts Committee, together with the advisors of the Buyer Parties, provided each such party agrees to treat this letter agreement as confidential, (ii) referred to in the Agreement, (iii) disclosed as may be required by law, rule or regulation of any governmental authority, regulatory agency, court or national stock exchange (provided that, to the extent practicable, the Partnership will provide the Equity Investor an opportunity to review such required disclosure in advance of such disclosure being made); or (iv) disclosed in connection with the enforcement by the Partnership of its rights described in the first sentence of Section 8.

[THE REMAINDER OF PAGE INTENTIONALLY LEFT BLANK – SIGNATURE PAGES FOLLOW.]

If the foregoing is acceptable to you, please sign and return a copy of this letter agreement.

Very truly yours,

EQUITY INVESTOR:

DIGITAL COLONY PARTNERS II, LP
By its general partner, DIGITAL COLONY II GP, LLC

By	/s/ Jeffrey Ginsberg

Name:	Jeffrey Ginsberg
Title:	Vice President

Signature Page to Equity Commitment Letter

Accepted and Acknowledged:

BUYER PARTIES

LM INFRA ACQUISITION COMPANY, LLC

By:	/s/ Steven Sonnenstein

Name:	Steven Sonnenstein
Title:	Chairman

LM DV INFRASTRUCTURE, LLC

By:	/s/ Steven Sonnenstein

Name:	Steven Sonnenstein
Title:	Chairman

DIGITAL LD MERGERCO LLC

By:	/s/ Steven Sonnenstein

Name:	Steven Sonnenstein
Title:	Chairman

DIGITAL LD MERGERCO II LLC

By:	/s/ Steven Sonnenstein

Name:	Steven Sonnenstein
Title:	Chairman

Signature Page to Equity Commitment Letter